Exhibit 99.1

INmune Bio, Inc. Announces Two Presentations at the 2021 British Society of Immunology Congress and Provides 119-day data on First patient in MDS trial.

Boca Raton, Florida, Dec. 01, 2021 (GLOBE NEWSWIRE) -- INmune Bio, Inc. (NASDAQ: INMB) (the “Company”), a clinical-stage immunology company focused on developing treatments that harness the patient’s innate immune system to fight disease, today announced two poster presentations at the 2021 British Society of Immunology Congress, which was held November 28-December 1, in Edinburgh, UK.

Mark Lowdell, PhD, Chief Scientific Officer of INmune Bio, stated, “I’m delighted to have two of our team presenting our latest data on the mechanism of action of INKmune. These are the first comprehensive data showing that INKmune-mediated priming generates NK cells with memory-like phenotype (mlNK). Before this, mlNK cells could only be produced using multiple combinations of cytokines. These are the data which led us to the concept that INKmune is a ‘pseudokine’ that provides multiple signals to NK cells, akin to the multi-cytokine cocktails used by others. We also show that INKmune priming promotes significant proliferation of mlNK cells in vitro. These in vitro data have been replicated in the first patient treated with three, weekly doses of INKmune for high risk MDS. At 119 days post first treatment, 60% of the patient’s NK cells showed the activated, tumor killing phenotype compared to fewer than 15% before INKmune therapy. The patient remains well and with a significantly improved ECOG status.”

Details of the presentations are as follows:

Title: Tumor-priming generates memory-like natural killer cells with universal anti-tumor functions

Poster: P-107

Session: Poster session 1

Natural killer (NK) cells are innate lymphocytes that target virus-infected and tumor cells. NK cells are exciting candidates for cancer immunotherapy due to their fast-acting ‘innate’ ability to mount anti-tumor responses and recently highlighted ‘adaptive’ properties including priming and memory-like functions. Tumor-priming of NK cells through in-vitro exposure to tumor target cells pre-activates NK cells to demonstrate enhanced tumor cell lysis upon restimulation, generating long-term memory-like features. The generation of memory-like NK cells was previously reported following exposure to cytomegalovirus (CMV), interleukin (IL)-12/15/18 combinations or the tumor cell line NALM-16.

Here, we report a novel type of tumor-induced memory-like (TIML) NK cell induced by the acute lymphoblastic leukemia (ALL) cell line, INB16. These TIML NK cells are generated in vitro over a period of seven days to show better expansion, survival, and proliferation relative to other memory-like NK cells, maintaining similar levels of enhanced NK cell anti-tumor functional abilities including tumor lysis, and pro-inflammatory cytokine secretion against a wide range of tumor targets. Their unique phenotypic and gene expression signatures suggest a novel and distinct form of memory-like NK cell governed by tumor-specific signaling pathways. The universal and wide-acting function of these highly expanded NK cells may have important implications in the clinical setting to better mitigate challenges in low NK cell number and lytic ability.

A link to the abstract can be found here.

Title: Tumor-priming defines an intermediate stage in natural killer cell activity between resting and lytic stages for enhanced NK cell function upon re-stimulation

Poster: P-597

Session: Poster session 1

Natural killer (NK) cells are critical effector cells of the innate immune system belonging to the family of group one innate lymphocytes (ILCs). They display direct cytotoxicity against sensitive tumor targets and secrete a wide array of cytokines that help mount an effective immune response against cancer development and progression, making them attractive candidates for cancer immunotherapy.

We previously reported a tumor-priming approach to NK cell activation, whereby exposure to the acute lymphoblastic leukemia cell line CTV-1 specifically activates NK cells to display more enhanced anti-tumoral functions. This has yielded encouraging results in clinical trials against acute myeloid leukemia and myelodysplastic syndrome. Other groups reported a similar tumor-priming strategy for specific activation of NK cell anti-tumor responses using NALM-16. Still, the mechanisms involved in tumor-priming of NK cells remain to be elucidated, and it is unclear how the ‘primed’ state can be achieved for optimal clinical benefit.

Here, we show that tumor-priming stimulates NK cells to a point along the lytic activation pathway for enhanced NK cell function upon re-stimulation. The primed state is achieved through exposure to less sensitive tumor targets that form fewer conjugates, and induce lower levels of avidity, degranulation, activation marker expression, pro-inflammatory cytokine secretion and lysis by NK cells. This tumor-primed state leads to enhanced NK cell function upon re-stimulation and potent NK cell killing of previously insensitive tumor targets. Interestingly, tumor-priming of NK cells is achieved in the presence of inhibitory signals and can be achieved using whole cell or cell lysate preparations, which generate differential activation signatures relative to cytokine stimulation.

This may have important implications in the clinic, where continuous cytokine exposure is associated with a dose-limiting toxicity in patients. These findings help define the tumor-primed NK cell activation state for the development of more optimal NK cell-based immunotherapeutic strategies in cancer.

A link to the abstract can be found here.

About INKmune™

INKmune™ is a pharmaceutical-grade, replication-incompetent human tumor cell line (derived from CTV-1) which conjugates to resting NK cells and delivers multiple, essential priming signals akin to treatment with at least three cytokines in combination. INKmune™ is stable at -80oC and is delivered by a simple IV infusion. The INKmune:NK interaction ligates multiple activating and co-stimulatory molecules on the NK cell and enhances its avidity of binding to tumor cells; notably those resistant to normal NK-mediated lysis. Tumor-primed NK (TpNK) cells can lyse a wide variety of NK-resistant tumors including leukemias, lymphomas, myeloma, ovarian cancer, breast cancer.

About INmune Bio, Inc.

INmune Bio, Inc. is a publicly traded (NASDAQ: INMB), clinical-stage biotechnology company focused on developing treatments that target the innate immune system to fight disease. INmune Bio has two product platforms that are both in clinical trials. The DN-TNF product platform utilizes dominant-negative technology to selectively neutralize soluble TNF, a key driver of innate immune dysfunction and mechanistic target of many diseases. DN-TNF is in clinical trial to determine if it can treat cancer (INB03™), Mild Alzheimer’s disease, Mild Cognitive Impairment and treatment resistant depression (XPro). The Natural Killer Cell Priming Platform includes INKmune™ aimed at priming the patient’s NK cells to eliminate minimal residual disease in patients with cancer. INmune Bio’s product platforms utilize a precision medicine approach for the treatment of a wide variety of hematologic malignancies, solid tumors and chronic inflammation. To learn more, please visit www.inmunebio.com.

Forward Looking Statements

Clinical trials are in early stages and there is no assurance that any specific outcome will be achieved. Any statements contained in this press release that do not describe historical facts may constitute forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Any statements contained in this press release that do not describe historical facts may constitute forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Any forward-looking statements contained herein are based on current expectations but are subject to a number of risks and uncertainties. Actual results and the timing of certain events and circumstances may differ materially from those described by the forward-looking statements as a result of these risks and uncertainties. INB03™, XPro1595, and INKmune™ are still in clinical trials or preparing to start clinical trials and have not been approved and there cannot be any assurance that they will be approved or that any specific results will be achieved. The factors that could cause actual future results to differ materially from current expectations include, but are not limited to, risks and uncertainties relating to the Company’s ability to produce more drug for clinical trials; the availability of substantial additional funding for the Company to continue its operations and to conduct research and development, clinical studies and future product commercialization; and, the Company’s business, research, product development, regulatory approval, marketing and distribution plans and strategies. These and other factors are identified and described in more detail in the Company’s filings with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K, the Company’s Quarterly Reports on Form 10-Q and the Company’s Current Reports on Form 8-K. The Company assumes no obligation to update any forward-looking statements in order to reflect any event or circumstance that may arise after the date of this release.

INmune Bio Contact:

David Moss, CFO
(858) 964-3720
info@inmunenbio.com

Investor Contact:

Chuck Padala
LifeSci Advisors
(646) 627-8390

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